SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    September 30, 1996

COMMISSION            REGISTRANT, STATE OF INCORPORATION,     I.R.S. EMPLOYER
FILE NUMBER              ADDRESS AND TELEPHONE NUMBER        IDENTIFICATION NO.


1-1443                CENTRAL AND SOUTH WEST CORPORATION        51-0007707
                      (A Delaware Corporation)
                      1616 Woodall Rodgers Freeway
                      Dallas, TX 75202-1234
                      (214) 777-1000



1-3146                SOUTHWESTERN ELECTRIC POWER COMPANY       72-0323455
                      (A Delaware Corporation)
                      428 Travis Street
                      Shreveport, Louisiana 71156-0001
                      (318) 222-2141












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ITEM 5.  OTHER EVENTS

          CAJUN ASSET PURCHASE PROPOSAL
          As previously reported, Cajun Electric Power Cooperative, Inc. (Cajun) filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 21, 1994 and is currently operating under the supervision of the United States Bankruptcy Court (Bankruptcy Court) for the Middle District of Louisiana.

          On September 30, 1996, Southwestern Electric Power Company (SWEPCO), a wholly-owned subsidiary of Central and South West Corporation (CSW), together with Entergy Gulf States Utilities, Inc. (Entergy Gulf States) and the members committee (Members Committee) of Cajun, which represents 10 of the 12 Louisiana member distribution cooperatives that are served by Cajun, filed an amended reorganization plan (Amended SWEPCO Plan) in the Bankruptcy Court. Under the Amended SWEPCO Plan, a SWEPCO subsidiary or affiliate would acquire all of the non-nuclear assets of Cajun, comprised of the Big Cajun I gas-fired plant, the Big Cajun II coal-fired plant, and related non-nuclear assets, for approximately $780 million in cash and up to an additional $20 million to pay certain other bankruptcy claims and expenses. In addition, the Amended SWEPCO Plan provides for SWEPCO and the Cajun member cooperatives to enter into new 25-year power supply agreements which will provide the Cajun member cooperatives with wholesale rates starting at approximately 3.74 cents per kilowatt-hour while permitting the Cajun member cooperatives the flexibility to acquire power on the open market when their requirements exceed mutually agreed upon levels of generating capacity available from SWEPCO. The Amended SWEPCO Plan would settle all claims and litigation in the bankruptcy case, including potentially protracted litigation over power supply contract rights.

          The filing of the Amended SWEPCO Plan complies with an amended schedule of proceedings established by the Bankruptcy Court which provides for the filing of amended plans, disclosure statements and related documents by September 30, 1996 and for confirmation hearings to begin on December 16, 1996.

          The Amended SWEPCO Plan amends the reorganization plan filed on April 19, 1996 (the Prior SWEPCO Plan) by the Members Committee, SWEPCO and Entergy Gulf States in the Bankruptcy Court. Under the Prior SWEPCO Plan, SWEPCO had proposed to acquire all of the non-nuclear assets of Cajun for approximately $405 million in cash. In addition, under the Prior SWEPCO Plan, the Cajun member cooperatives would have made future payments with a net present value ranging from $497 million to $567 million to the Rural Utilities Service of the federal government, Cajun's largest creditor, by using a portion of the cooperatives' future income from their retail customers.

          Two competing plans of reorganization with higher cash bid prices for the non-nuclear assets of Cajun have been filed with the Bankruptcy Court at
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about the same time as the filing of the Amended SWEPCO Plan. Under one competing plan, Cajun's non-nuclear assets would be acquired by Louisiana Generating LLC, (the Louisiana Generating LLC Plan) which would be owned by affiliates of SEI Holding, Inc., NRG Energy, Inc. and Zeigler Coal Holdings Company. Cajun's court appointed trustee in bankruptcy is supporting the Louisiana Generating LLC Plan. In addition, Enron Capital & Trade Resources Corp. and the Official Committee of Unsecured Creditors have jointly filed a competing plan of reorganization.

          Consummation of the Amended SWEPCO Plan is conditioned upon confirmation by the Bankruptcy Court, as well as the receipt by SWEPCO and CSW of all requisite state and federal regulatory approvals. If the Amended SWEPCO Plan is confirmed, CSW and SWEPCO expect initially to finance the $780 million required to consummate the acquisition of Cajun's non-nuclear assets through a combination of external borrowings and internally generated funds.

          See CSW's and SWEPCO's Combined Annual Report on Form 10-K for the year ended December 31, 1995, Combined Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and Combined Current Report on Form 8-K dated April 19, 1996 for additional information related to the SWEPCO Cajun asset proposal.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


(c) Exhibits.

          Exhibit 99.1 CSW News Release announcing filing of Amended Plan of Reorganization.

          Exhibit 99.2 Amended Plan of Reorganization for Cajun Electric Power Cooperative, Inc. Submitted Jointly by the Members Committee, SWEPCO and Entergy Gulf States, Inc.

          Exhibit 99.3 Supplemental Disclosure Statement in Support of the Joint Plan of Reorganization of Southwestern Electric Power Company, Entergy Gulf States and the Members Committee.


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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              CENTRAL AND SOUTH WEST CORPORATION


Date:  October 10, 1996

                                              By:   /S/  LAWRENCE B. CONNORS
                                                         Lawrence B. Connors
                                                         Controller


                                             SOUTHWESTERN ELECTRIC POWER COMPANY


Date:  October 10,  1996
                                              By:   /S/  R. RUSSELL DAVIS
                                                         R. Russell Davis
                                                         Controller